                       PURCHASE AND ASSUMPTION AGREEMENT

                                  By and Among

                               FWB BANCORPORATION

                                    FWB BANK

                      FIRST COMMONWEALTH SAVINGS BANK FSB

                                      and

                       FIRST COMMONWEALTH FINANCIAL CORP

                                     as of

                                 April 10, 1996

                       PURCHASE AND ASSUMPTION AGREEMENT

                               TABLE OF CONTENTS

                                                                          Page
Recitals.................................................................   1
Article 1 - Definitions..................................................   1

Article 2 - Terms of Purchase............................................   4
2.1   Purchase and Sale of Assets........................................   5
2.2   Purchase and Sale of Real Property and Fixed Assets................   5
2.3   Assumption of Liabilities..........................................   5
2.4   Prorations; Sales, Transfer and Income Taxes.......................   6

Article 3 - Transfer of Assets...........................................   7
3.1   Branch Loans.......................................................   8
3.2   Fixed Assets.......................................................   8
3.3   Real Property......................................................   8
3.4   Records............................................................   8

Article 4 - Closing......................................................   8
4.1   Closing............................................................   8
4.2   Closing Payment....................................................   9
4.3   Closing Adjustment.................................................   9
4.4   Dispute Resolution.................................................   9
4.5   Investment by FCFC Group and Investors.............................   9
4.6   Deliveries by SELLER and FCFC......................................  10
4.7   Deliveries by BUYER and BANCORP....................................  10

Article 5 - Representations and Warranties of BUYER and BANCORP..........  10
5.1   Representations and Warranties of BUYER............................  10
5.2   Representations and Warranties of BANCORP..........................  11

Article 6 - Representations and Warranties of SELLER  and FCFC...........  12
6.1   Representations and Warranties of SELLER...........................  12
6.2   Representations and Warranties of FCFC.............................  14

Article 7 - Covenants of BUYER and BANCORP...............................  15
7.1   Assistance in Obtaining Regulatory Approvals.......................  15
7.2   Fiduciary Relationships............................................  15
7.3   Performance of Liabilities.........................................  15
7.4   Further Assurances.................................................  15
7.5   Governmental Consents..............................................  15
7.6   Other Consents.....................................................  15
7.7   Confidential Information...........................................  16

Article 8 - Covenants of SELLER..........................................  16
8.1   Assistance in Obtaining Regulatory Approvals.......................  16
8.2   Access to Branch Records and Information; Personnel; Customers.....  16
8.3   Conduct of Business Pending Closing................................  17


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
8.4   No Encumbrances....................................................  17
8.5   Governmental Consents..............................................  17
8.6   Other Consents.....................................................  17
8.7   Maintenance of Accounts............................................  18
8.8   Books and Records..................................................  18
8.9   Signs..............................................................  18
8.10  Clean Branch.......................................................  18
8.11  Indemnification for Special SAIF Assessment........................  18
8.12  Further Assurances.................................................  19

Article 9 - Covenant Not To Compete......................................  19
9.1  Non-Compete Period and Geographic Area..............................  19
9.2  Solicitation........................................................  19

Article 10 - Conditions to Closing.......................................  19
10.1  Conditions to Obligations of SELLER and FCFC.......................  19
10.2  Conditions to the Obligations of BUYER and BANCORP.................  20

Article 11 - Termination.................................................  22
11.1  Conditions for Termination.........................................  22
11.2  Effect of Termination..............................................  23

Article 12 - Employees...................................................  24
12.1  Access to Branch Employee Records; Interviews, Offers to Hire......  24
12.2  Certain Responsibilities...........................................  24
12.3  Employment Contracts and Benefit Plans; No
          Enforceable Employee Rights....................................  24
12.4  Communication with Employees.......................................  24

Article 13 - Other Agreements............................................  25
13.1  Payment of Items Following Closing; Other Transition Arrangements..  25
13.2  Holds, Cautions and Levies.........................................  26
13.3  Withholding........................................................  26
13.4  Retirement Accounts................................................  26
13.5  Interest Reporting.................................................  27
13.6  Magnetic Tape of Branch Deposits...................................  27
13.7  ATM Card Processing................................................  27
13.8  Overdraft Coverage.................................................  27
13.9  Taxpayer Information...............................................  27
13.10 Account Statements.................................................  28
13.11 Posting of Interest................................................  28
13.12 Allocation of Asset Values and Reporting Thereof...................  28
13.13 Conversion Cooperation.............................................  28

Article 14 - General Provisions..........................................  28
14.1  Survival...........................................................  28
14.2  Indemnification....................................................  28
14.3  Consultant's Fees..................................................  30
14.4  Publicity..........................................................  30
14.5  Incorporation of Exhibits..........................................  30
14.6  Attorney's Fees....................................................  30
14.7  Notices............................................................  30
14.8  Arms Length Transactions...........................................  31
14.9  Assignment.........................................................  31


14.10 Successors and Assigns.............................................  31
14.11 Third Party Beneficiaries..........................................  31
14.12 Governing Law......................................................  31
14.13 Entire Agreement...................................................  32
14.14 Headings...........................................................  32
14.15 Severability.......................................................  32
14.16 Waiver.............................................................  32
14.17 Numbers............................................................  32
14.18 Counterparts.......................................................  32
14.19 Cooperation........................................................  32

SIGNATURES...............................................................  33

Exhibit A -  Preferred Stock Purchase Agreement
Exhibit B -  Warrant and Voting Agreement
Exhibit C -  Stock Purchase Agreement
Exhibit D -  Description of Real Property
Exhibit E -  Bill of Sale and Assignment
Exhibit F -  Assignment and Assumption Agreement
Exhibit G - Assignment, Transfer and Appointment of Successor Trustee Exhibit H - Opinion of Counsel to BANCORP
Exhibit I -  Opinion of Counsel to BUYER
Exhibit J -  Opinion of Counsel to SELLER
Exhibit K -  Opinion of Counsel to FCFC

Schedule 1 - Schedule of Branch Deposits Pursuant to Section 2.3
Schedule 2 - Schedule of Certain Obligations Not Customarily undertaken by
             Depository Institutions in the Commonwealth of Virginia Pursuant to Section 2.3(d)
Schedule 3 - Schedule of Loans Eligible to be Branch Loans Pursuant to
             Section 3.1
Schedule 4 - Schedule of Fixed Assets Pursuant to Section 3.2
Schedule 5 - Schedule of Books and Records to be Delivered to BUYER on or before
             Closing Pursuant to Section 3.4
Schedule 6 - Schedule of Senior Officers of SELLER Pursuant to Section 1.1
Schedule 7 - Holds, Cautions and Levies Pursuant to Section 13.2
Schedule 8 - Reserved
Schedule 9 - Schedule of Environmental Exceptions Pursuant to Section 6.1(c)
Schedule 10- Schedule of Employees Pursuant to Section 12.1
Schedule 11- Schedule of Agreements, Orders, Etc. Pursuant to Sections 6.1(a)
             and 6.1(d)
Schedule 12- Schedule of Agreements, Orders, Etc. Pursuant to Section 6.2
Schedule 13- Schedule of Loan Deemed "Special Mention" by OTS Pursuant to
             Section 1.1

                       PURCHASE AND ASSUMPTION AGREEMENT

  AGREEMENT made as of this 10th day of April 1996, by and among FWB Bank, a commercial bank chartered under the laws of the State of Maryland, with its main office at 1800 Rockville Pike, Rockville, Maryland, ("BUYER"); FWB Bancorporation, a Maryland corporation and the registered bank holding company of BUYER, with its principal place of business at the same address as BUYER("BANCORP"); First Commonwealth Savings Bank FSB, a federal savings bank chartered under the laws of the United States, with its main office at 301 South Washington Street, Alexandria, Virginia ("SELLER"); and First Commonwealth Financial Corp, a Virginia corporation and registered savings and loan holding company of the SELLER, with its principal place of business located at 12105 Greenleaf Avenue, Potomac, Maryland ("FCFC").

                                    RECITALS

  WHEREAS, BUYER wishes to assume certain deposits and other liabilities associated with the main office of SELLER (the "Branch") and to acquire certain assets of SELLER;

  WHEREAS, BANCORP wishes to acquire certain real property and fixed assets of SELLER;

  WHEREAS, SELLER desires to transfer and sell to BUYER such deposit and other liabilities and assets and desires to transfer and sell to Bancorp such real property and fixed assets;

  WHEREAS, FCFC or its permitted assigns ("FCFC Group") desires to invest in BUYER by purchase of BUYER's preferred stock; and

  WHEREAS, BUYER and SELLER seek to provide for an orderly transfer and sale and to provide for certain undertakings, conditions, warranties, representations and covenants in connection with the transaction contemplated hereby.

  NOW THEREFORE, in consideration of the mutual promises hereinafter contained and other good and valuable consideration, the parties hereto do hereby agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

  1.1 Definitions. As used in this Agreement, the following terms have the definitions indicated.

  "Accrued Interest Payable" means interest on Deposits which is accrued but has neither been posted to a deposit account nor paid as of the Closing Date.

  "Accrued Interest Receivable" means interest on loans which is accrued but unpaid as of the Closing Date.

  "ACH" means automated clearing house.

  "Affiliate" of a party means any person, partnership, corporation, association or other legal entity directly or indirectly controlling, controlled by or under common control with that party.

  "Assets" means (i) the Branch Loans, (ii) the Records (including, without limitation, lists of customers), (iii) all cash and coin on hand at the Branch ("Cash"), and (iv) any related scheduled identifiable intangible assets including, without limitation, any Core Deposit Intangible as of the close of business on the Closing Date.

  "BIF" means the Bank Insurance Fund of the FDIC.

  "Branch Deposit" means a Deposit, including Accrued Interest Payable thereon, which has been opened at or assigned to the Branch Office, other than Excluded Deposits as of the close of business of the Closing Date, which Branch Deposits shall be listed on Schedule 1.

  "Branch Loan" means a loan listed on Schedule 3, hereto in accordance with
Section 3.1 of this Agreement, together with any Accrued Interest Receivable thereon and related Servicing Rights; provided that Branch Loans do not include:
(i) loans which are past due as to interest or principal by sixty (60) days or more; (ii) loans which have been classified by the OTS at its most recent examination of the SELLER as "special mention", "substandard, " "doubtful" or "loss," except as listed on Schedule 13; (iii) Accrued Interest Receivable on such excluded loans; and (iv) Servicing Rights with respect to such excluded loans.

  "Branch" or "Branch Office" means SELLER's office located at 301 South Washington, Street, Alexandria, Virginia.

  "Brokered Deposit" means a deposit obtained, directly or indirectly, by or through any deposit broker as defined in Section 29f(g) of the Federal Deposit Insurance Act, 12 U.S.C. (S)1831f(g), without regard to whether or not the depository institution in which such funds are deposited is not well capitalized for purposes of that Section.

  "Business Day" means any Monday, Tuesday, Wednesday, Thursday, or Friday that is not a Federal or State holiday generally recognized by banks or savings associations in the State of Maryland or the Commonwealth of Virginia.

  "Closing" and "Closing Date" shall have the meanings set forth in Section 4.1.

  "Closing Payment" shall have the meaning set forth in Section 4.2.

  "Common Stock" means the common stock of Bancorp, par value $.10 per share.

  "Core Deposit Intangible" means the value of the future stream of net income derived from core deposits.

  "Cost of Funds" for a particular day is the average of the high and low Federal Funds Rate quotations as reported in the Wall Street Journal, or if not reported for such day, the average of such quotations for the last previous day for which such quotations were reported.

  "Covenant Not To Compete" shall mean the covenants and agreements set forth in
Article 9 hereof.

  "Demand Deposits" means personal, commercial, business and negotiable deposit accounts payable on demand and includes, without limitation, Negotiable Order of Withdrawal Accounts.

  "Deposit" shall have the meaning set forth in Section 3(l) of the Federal Deposit Insurance Act, 12 U.S.C. (S)1813(l).

  "Depository Institution" means any bank or savings association as those terms are defined in Section 3(c) of the Federal Deposit Insurance Act, 12 U.S.C.
(S)1813(c), and any credit union.

  "Deposit Premium" shall mean:
  (a) the greater of $1.2 Million, or the Deposit Premium Percentage (2.0%) multiplied by the Branch Deposits (less the balance of any Jumbo Deposits or Keogh Deposits included in Branch Deposits) as of the Closing; reduced by
  (b) the product of the Deposit Premium Percentage times the decrease, if any, in the aggregate balance of Branch Deposits other than certificates of deposit and Keogh Deposits between March 31, 1996 and the Closing Date;

  provided that, for purposes of calculation of the Deposit Premium, overdrafts (deficit balances) will not be removed, but will be netted against credit balances of Branch Deposits.

  "Employees" means the employees assigned to the Branch Office at the Closing Date and listed on Schedule 10.

  "Encumbrances" means all mortgages, claims, charges, liens, easements, restrictions, options, pledges, calls, commitments, security interests, conditional sales agreements, title retention agreements, leases or other restrictions of any kind whatsoever.

  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

  "Excluded Deposits" means, except as agreed by BUYER in its sole discretion,
(i) Brokered Deposits, (ii) such other Branch Deposits as may be mutually agreed in writing by SELLER and BUYER, and (iii) related Accrued Interest Payable on such Excluded Deposits.

  "FDIC" means the Federal Deposit Insurance Corporation.

  "Federal Reserve" means the Board of Governors of the Federal Reserve System.

  "Fixed Assets" means all furniture, equipment, fixtures, and other tangible personal property owned by SELLER located in or on the Branch, other than the assets excluded pursuant to paragraph (b) of Section 3.2, as set forth in
Schedule 4.

  "Hazardous Material" means any pollutant, contaminant, or hazardous substance or hazardous material as defined in or pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq. or any other federal, state or local environmental law or regulation.

  "Investors" means persons who have entered into Stock Purchase Agreements calling for the investment in additional Common Stock as provided in Section 4.5 hereof.

  "Jumbo Deposit" means a certificate of deposit with an opening balance of more than one hundred thousand dollars ($100,000).

  "Market Area" means the city of Alexandria in the Commonwealth of Virginia.

  "Net Book Value" means the value of an asset on the books of SELLER determined in accordance with Generally Accepted Accounting Principles ("GAAP").

  "OTS" means the Office of Thrift Supervision of the United States Department of the Treasury.

  "Preferred Stock" means the preferred stock to be authorized and issued by BUYER more particularly described in Exhibit A hereto.

  "Preferred Stock Purchase Agreement" means the Agreement in the form of Exhibit A hereto.

  "Purchase Value" means the value determined pursuant to Section 2.1.

  "Real Property" means that land, together with all buildings, improvements, easements and appurtenances, constituting the premises of the Branch, as more particularly described in Exhibit D hereto.

  "Records" means (i) all records and original documents pertaining to the Assets and (ii) all records and original documents relating to the Branch Deposits as are segregated and readily available.

  "Returned Items" shall have the meaning set forth in Section 13.1.

  "Senior Officers of SELLER" shall mean the officers of SELLER at the level of Vice President or above as listed on Schedule 6.

  "Servicing Rights" means the rights to service loans including, without limitation, any rights to receive compensation with respect to such servicing.

  "Stock Purchase Agreements" means the agreements in the form of Exhibit C hereto.

  "Taxpayer Information" shall have the meaning set forth in Section 13.9.

  "TIN" means Taxpayer Information Number.

  "Warrant and Voting Agreement" means the agreement in the form of Exhibit B hereto.

  "Withholding Obligations" shall have the meaning set forth in Section 13.3.

                                   ARTICLE 2

                               TERMS OF PURCHASE

  2.1   Purchase and Sale of Assets.

          (a) Purchase and Sale. At Closing and subject to the terms and conditions set forth in this Agreement, SELLER shall, as of the close of business on the Closing Date, sell, convey, assign and transfer to BUYER and BUYER shall acquire, purchase and accept from SELLER all of SELLER's right, title and interest in and to the Assets pursuant to the terms of this Agreement, and the Bill of Sale and Assignment, in the form attached hereto as Exhibit E.

          (b) Purchase Price. In consideration for the Assets acquired by it under this Agreement, BUYER shall assume at Closing the liabilities of SELLER as set forth in Section 2.3, and shall pay to SELLER at Closing an amount computed by totalling the Purchase Values of the Assets.

          (c) Purchase Value. The Purchase Value of the Branch Loans shall equal their unpaid principal balance on the books of SELLER as of the Closing Date as set forth in Section 3.1 of this Agreement, except as otherwise agreed by SELLER and BUYER in writing. It is expressly understood that such Purchase Value is determined for purposes of calculating amounts due from the BUYER to the SELLER and, except as may otherwise be stated explicitly by the parties, does not represent any agreement between the parties as to the determination of values of Assets for accounting or tax purposes.

          (d) Names and Marks. SELLER will use its reasonable best efforts to obtain, in connection with the other approvals and consents required to be obtained by it pursuant to this Agreement, regulatory approvals and consents necessary for the sale, conveyance, and transfer, to BUYER of the rights or interest in and to (i) the name "First Commonwealth Savings Bank" and any combination or derivation thereof, and (ii) any logos, service marks or trademarks, advertising materials or slogans or any similar items used before, on or after the Closing Date by SELLER in connection with its business; and BUYER will cooperate in such efforts and use its reasonable best efforts to obtain such regulatory approvals and consents as may be necessary for it to make full use of such rights and interests in its banking operations in Virginia, and, subject to the receipt of such approvals and consents, such rights and interests shall be transferred to BUYER on the Closing, or if such approvals and consents permitting the transfer of such intellectual property on the Date of Closing have not then been received, as soon as reasonably possible after such approvals and consents have been received on a date mutually agreed upon by SELLER and BUYER, provided that the Purchase Values of the Assets shall not be adjusted by virtue of the fact that such rights or interests are transferred, or are unable to be transferred because necessary regulatory approvals and consents for such transfer have not been received, and the transfer of such rights or interests is not a condition to the obligations of BUYER or BANCORP under this Agreement.

          2.2  Purchase and Sale of Real Property and Fixed Assets.

          (a) Purchase and Sale. At Closing and subject to the terms and conditions set forth in this Agreement, SELLER shall sell, convey, assign and transfer to BANCORP and BANCORP shall acquire, purchase and accept from SELLER all of SELLER's right, title and interest in and to the Fixed Assets and the Real Property. Risk of loss on the Assets will pass to BANCORP at the Closing.

          (b) Purchase Price. In consideration for the Fixed Assets and Real Property acquired by it under this Agreement, BANCORP shall pay to SELLER at Closing the sum of One Million, Five-Hundred Thousand Dollars ($1,500,000.00).

          2.3    Assumption of Liabilities.

          (a) Branch Deposits. On the Closing Date, subject to the terms and conditions set forth in this Agreement, BUYER shall assume liability for the payment in full and performance of the SELLER's obligations accruing on and after the Closing Date for the Branch Deposits pursuant to the Assignment and Assumption Agreement, in the form attached hereto as Exhibit F.

          (b) Reimbursement for Deposits. At the Closing, SELLER shall reimburse BUYER for the assumption of the Branch Deposits, as set forth in Sections 4.2 hereof and subject to adjustment as provided in
          Section 4.3 hereof.

          (c) Schedules of Branch Deposits. Schedule 1 to this Agreement contains a list of all Branch Deposits, identified by account number and showing the outstanding balance and interest rate payable for each such account, grouped by type of account, as of March 31, 1996, which list is subject to change for additions, deletions and modifications due to normal daily activity in accordance with the terms of this Agreement. In addition to such reports and information otherwise required to be provided by SELLER under this Agreement, SELLER will continue to provide, through the Closing Date, information regarding the Branch Deposits including such monthly reports on balances, interest rates and other information as BUYER shall reasonably request. Two Business Days prior to the Closing Date, SELLER shall prepare and deliver to BUYER an updated Schedule 1 to this Agreement with information as of the close of business five (5) Business Days prior to the Closing Date. Within two (2) Business Days following the Closing Date, SELLER shall prepare and deliver to BUYER an updated
          Schedule 1 to this Agreement which shall contain a list of all Branch Deposits as of the Closing Date identified by name of depositor, and account number along with the outstanding balance and interest rate payable for each identified account.

          (d) Related Assets and Obligations. On the Closing Date, BUYER will assume all obligations of SELLER for contracts or agreements specifically assigned to BUYER hereunder and to provide services incidental to the Branch Deposits; provided, however, that BUYER shall assume such obligations which are not customarily undertaken by depository institutions in the Commonwealth of Virginia in connection with Deposits only to the extent such obligations are disclosed by SELLER on Schedule 2 hereto as of the date hereof.

          (e) No Other Debt, Obligations or Liabilities Assumed. It is expressly understood and agreed that, except as expressly set forth in this Agreement, along with the Exhibits and Schedules hereto, neither BUYER nor BANCORP shall assume or be liable for any of the debts, obligations or liabilities of SELLER of any kind and nature whatsoever occurring on or before the Closing Date including, but not limited to: any losses or liabilities due to or arising from forgery, fraud, defalcation, or any other improper act or omission; any tax or debt therefor; any liability for unfair labor practices (such as wrongful termination or employment discrimination); any liability or obligation of SELLER arising out of any threatened or pending litigation; or any liability with respect to personal injury or property damage claims.

     2.4    Prorations; Sales, Transfer and Income Taxes.

          (a) Federal Deposit Insurance. All fees for Federal deposit insurance assessed with respect to the Branch Deposits pursuant to
          Section 7 of the Federal Deposit Insurance Act, 12 U.S.C. (S)1817, as calculated by SELLER and verified by BUYER, shall be prorated between the parties as of the Closing Date on the basis of a 365-day year. Without limiting the foregoing, BUYER shall reimburse SELLER for the amounts of any such federal deposit insurance premiums assessed for periods after the Closing Date that were calculated based upon deposits that were included in Branch Deposits at the Closing Date, even if such premiums are paid after the Closing Date, provided that
          (i) the amount of any such reimbursement shall not exceed the amount that would have been assessed against BUYER for such deposits at SAIF rates had it held the Branch Deposits in the amount and of the composition transferred to BUYER on the Closing Date under this Agreement at the date used for calculation of assessments against the SELLER, and (ii) BUYER shall not reimburse SELLER for any such deposit insurance premiums for any period for which BUYER is assessed deposit insurance premiums based upon the Branch Deposits.

          (b) Sales, Transfer and Income Taxes. All excise, sales, use, transfer, and recording taxes and any other taxes or assessments which are payable or arise as a result of this Agreement or the consummation of the transfers contemplated hereby (except income taxes determined by reference to the net income of one of the parties) with respect to the Fixed Assets and the Real Property shall be prorated between BANCORP and SELLER as of the Closing Date on the basis of a 365 day year, and with respect to the Assets and the Branch Deposits shall be prorated between BUYER and SELLER as of the Closing Date on the basis of a 365 day year. BUYER or BANCORP, as the case may be, shall pay such taxes or assessments to the applicable agency and shall notify SELLER of the amount owed. SELLER shall reimburse BUYER or BANCORP, as the case may be, for SELLER's portion of any taxes or assessments within ten (10) calendar days after receiving written notice from BUYER of the amount due. Sales or income taxes payable by SELLER as a consequence of the transaction contemplated herein shall be paid solely by SELLER.

          (c) Closing Adjustment. On the Closing Date, SELLER shall pay to BUYER by wire transfer in immediately available funds, the Closing Payment as set forth in Section 4.2 hereof. The amount of the Assets to be acquired, the Branch Deposits to be assumed and all other prorations to be made shall be set forth on a closing statement to be prepared as of the dates of the determination of such amounts set forth herein and executed by the BUYER, SELLER and BANCORP on the Closing Date. Any items which are required to be prorated hereunder which cannot be prorated, because of a lack of sufficient information, by the Closing Date shall be prorated as soon as the requisite information is available. The post closing adjustments necessitated by any such proration shall be effected within ten (10) calendar days of Closing in accordance with Section 4.3 hereof.

                                   ARTICLE 3

                               TRANSFER OF ASSETS

     3.1    Branch Loans.

          (a) Loans Eligible to be Branch Loans. Schedule 3 hereto identifies the loans which are eligible to be Branch Loans as of March 31, 1996, subject to the rights of BUYER pursuant to this Section 3.1, and states the unpaid principal balance of each such loan, and the contractual interest rate applicable to each such loan (without regard to any discount or deferred interest or cost recognized by SELLER in accordance with Generally Accepted Accounting Principles or otherwise). BUYER may (but need not) remove a loan from the Branch Loans set forth on Schedule 3 only if such loan becomes, prior to the Closing Date, past due as to interest or principal by sixty (60) days or more or has been classified by the OTS at its most recent examination of the SELLER as "special mention", "substandard," "doubtful" or "loss," except as listed on Schedule 13. All Branch Loans will be purchased by BUYER without recourse to SELLER.

          (b) Access to Branch Loans. Within thirty (30) calendar days of the date of this Agreement SELLER will afford to BUYER reasonable access, subject to Section 7.7 hereof, to the files and records regarding loans listed on Schedule 3 to this Agreement.

          (c) Continuing Due Diligence. In addition to such reports and information otherwise required to be provided by SELLER under this Agreement, SELLER will continue to provide, through the Closing Date, information regarding the Branch Loans including: (i) such monthly reports on balances, collections, payments, interest rates, past due status and similar characteristics as BUYER may reasonably request, and (ii) records reasonably requested by BUYER.

          (d) Amended Schedule of Branch Loans. At least two (2) calendar days prior to the Closing Date, SELLER will provide to BUYER an update to
          Schedule 3 showing the unpaid principal balance of the Branch Loans as of five (5) Business Days prior to Closing.

     3.2  Fixed Assets.

          (a) Transfer of Fixed Assets. SELLER agrees to sell, transfer, and assign to BANCORP all of SELLER's right, title and interest in and to the Fixed Assets. SELLER shall cause a Bill of Sale of such property substantially in the form of Exhibit E to be delivered to BANCORP on the Closing Date. All of the Fixed Assets and all other personal property to be acquired hereby by BANCORP or BUYER is to be acquired "as is, where is", and without any representation or warranty by SELLER as to value, income, suitability, merchantability, marketability, or fitness for a particular purpose.

          (b) Inventory of Fixed Assets. Within thirty (30) calendar days following the date of this Agreement SELLER shall have delivered to BANCORP an inventory of the tangible personal property situated at the Branch which inventory shall (i) identify each item (or group of related items) of such personal property with reasonable particularity and describe the ownership thereof, any security interests therein or other liens thereon, and any leases to which the item is subject, and
          (ii) list the net book value (based, when necessary, upon reasonable allocations of book values by SELLER) of each such asset as of the end of the calendar month preceding the delivery of the inventory. BANCORP shall be entitled to conduct a walk-through inspection of the Branch within thirty (30) calendar days after receipt of the inventory and again within fifteen (15) calendar days prior to the Closing Date to inspect such property. At least thirty (30) calendar days prior to Closing, SELLER will deliver to BANCORP Schedule 4 to this Agreement which shall contain an inventory of such assets. Any and all forms, supplies and papers and all items not listed on the inventory required hereby are excluded from the Fixed Assets.

     3.3 Real Property. SELLER agrees to sell, transfer, and assign to BANCORP all of SELLER's right, title and interest in and to the Real Property, and to deliver one or more general warranty deeds relating to the Real Property at the Closing Date.

     3.4 Records. At the Closing, SELLER agrees to deliver to BUYER or shall have delivered to the Branch those books and records identified in Schedule 5 of this Agreement, unless SELLER delivers such books and records to BUYER before the Closing Date.


                                   ARTICLE 4

                                    CLOSING

     4.1 Closing. The closing of the transactions contemplated by this Agreement ("Closing") shall take place at such time and place as BANCORP, BUYER, SELLER and FCFC shall agree on a Friday within fifteen (15) days following the first date on which both (i) all regulatory approvals and consents required by this Agreement have been received and (ii) all waiting periods required by law and regulation in connection with such approvals and consents have expired, or at such other time and date as the parties may fix, if all of the conditions set forth in Article 10 have been satisfied or waived on or before such date. The date the Closing is to be held is herein called the "Closing Date." The Closing shall be deemed to occur at the close of business on the Closing Date unless otherwise agreed by the parties.

     4.2    Closing Payment.  The amounts owed to SELLER by BUYER pursuant to
Section 2.1 will be deducted from the amounts owed to BUYER by SELLER pursuant to Section 2.3 and netted with the amount due the appropriate party under
Section 2.4 to determine the closing payment due to BUYER or SELLER from the other, as appropriate, as of the Closing Date (the "Closing Payment"). Because the parties acknowledge that certain amounts to be paid may not be finally determinable until after the Closing Date, the Closing Payment will be paid as follows:

          (a) Amount of Payment. SELLER will pay to BUYER on the Closing Date an amount equal to the Branch Deposits as shown on Schedule 1 to the Agreement as of the close of business five (5) Business Days prior to the Closing Date, minus the sum of (i) the Deposit Premium; (ii) all Cash; (iii) the Purchase Value of the Branch Loans as shown on
          Schedule 3 of the Agreement as of the close of business five (5) Business Days Prior to the Closing Date; plus or minus, as appropriate, the net amount due to BUYER or to SELLER, respectively, on account of the prorations required by Section 2.4 hereof. BANCORP will pay to SELLER on the Closing Date the sum of One Million, Five-Hundred Thousand Dollars ($1,500,000.00), plus or minus the amount due to SELLER or BANCORP, respectively, on account of the prorations required by Section 2.4 hereof.

          (b) Manner of Payment. All payments shall be made by wire transfer of immediately available funds. Payments due on the Closing Date shall be received no later than 12:00 noon on the Closing Date. All amounts received after 12:00 noon on the date on which payment is due shall accrue interest at a rate equal to the Cost of Funds from the date payment is due but not including the date of payment; except that any amounts received after 12:00 noon shall accrue interest for that day.

     4.3 Closing Adjustment. The parties shall cooperate in the prompt determination of such amounts due pursuant to Section 4.2 and within ten (10) calendar days after the Closing Date shall settle by wire transfer amounts in a manner consistent with the express terms of this Agreement.

     4.4 Dispute Resolution. In the event that the amount of consideration payable with respect to any Asset purchased or Branch Deposit assumed is not determinable as of the date the Closing Payment is due, the party hereto required to pay the consideration in respect thereof shall make a good faith preliminary estimate of the amount of any such indeterminable consideration and, based upon such preliminary amounts, a preliminary payment in respect of any such item shall be made at the time of the Closing Payment. The parties shall cooperate in the prompt determination of any such amounts and all such amounts shall be settled by an appropriate adjustment between the parties within thirty
(30) calendar days following the Closing Date. The parties agree to use best efforts to resolve any disputed amounts by mutual agreement within such thirty
(30) day period. In the event that any dispute shall remain unresolved after the end of such thirty (30) day period, BANCORP, BUYER and SELLER shall mutually select an independent third party, such as a consultant, independent accountant, or appraiser, who shall render a decision on such dispute within sixty (60) calendar days following the Closing Date. In the event BANCORP, BUYER and SELLER cannot mutually agree as to the identity of such an independent third party, BANCORP, BUYER and SELLER shall each select an independent party who in turn shall select the independent party who is to resolve the dispute. All costs of any such third party or parties shall be born by the party (that is, BANCORP, BUYER or SELLER) against whom such independent third party resolves the dispute, without allocation in any way to the other party.

     4.5 Investment by FCFC Group and Investors. At the Closing, (i) the FCFC Group shall invest the sum of $2.0 Million in return for the Preferred Stock as provided in the Preferred Stock Purchase Agreement; (ii) the Investors shall invest (or shall have invested) in an aggregate of at least $2.0 million of additional Common Stock as provided in the Stock Purchase Agreements; and (iii) the FCFC Group and Bancorp shall enter into the Warrant and Voting Agreement.

     4.6 Deliveries by SELLER and the FCFC Group. At the Closing, SELLER or the FCFC Group shall deliver to BUYER or BANCORP the documents as set forth in Paragraph (g) of Section 10.2.

     4.7 Deliveries by BUYER and BANCORP. At the Closing, BANCORP or BUYER shall deliver to SELLER or FCFC the documents as set forth in Paragraph (d) of
Section 10.1.

                                   ARTICLE 5

              REPRESENTATIONS AND WARRANTIES OF BUYER AND BANCORP

     5.1 Representations and Warranties of BUYER. BUYER represents and warrants to SELLER and FCFC as follows:

     (a) Organization and Authority. BUYER is a commercial bank duly organized, validly existing, and in good standing under the laws of the State of Maryland and its deposits are insured by the Bank Insurance Fund ("BIF") administered by the FDIC to the maximum extent provided by law and no action is pending or, to the knowledge of the BUYER, threatened by the FDIC with respect to the termination of such insurance. BUYER has the corporate power to carry on its business as it is now being conducted and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by BUYER of this Agreement and consummation of the transactions contemplated hereby are within BUYER's corporate power and have been duly authorized by all necessary corporate action. This Agreement is legally binding and enforceable against BUYER in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium, laws relating to the conservatorship or receivership of insured Depository Institutions or similar laws affecting creditors' rights generally and to general principles of equity, and this Agreement and the transactions contemplated hereby do not contravene or constitute a default under or violate any provision of applicable law or regulation or of BUYER's charter or bylaws or any judgment, injunction, order, decree, material agreement, or material instrument binding upon BUYER.

     (b) Litigation. There is no action, suit or proceeding pending against BUYER, or to the knowledge of BUYER threatened against or affecting BUYER, before any court or arbitrator or any governmental body, agency or official which could materially and adversely affect the ability of BUYER to perform its obligations under this Agreement or which in any manner questions the validity of this Agreement.

     (c) Governmental Notices. BUYER has received no notice from any Federal, State or other governmental agency indicating that such agency would oppose the transactions contemplated hereby or would not grant or issue its consent or approval, if required, with respect to the transactions contemplated hereby.

     (d) Other Information. No representation or warranty by the BUYER contained in this Agreement or disclosure by the BUYER in any certificate or other instrument or document furnished or to be furnished by or on behalf of BUYER pursuant to this Agreement for use in applications to various regulatory authorities, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact which is necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading in any material respect.

     (e) Community Reinvestment Act. The most recent rating from the FDIC received by the BUYER under the Community Reinvestment Act was not less than "satisfactory."

     (f) Regulatory Capital and Condition. The BUYER is in compliance with all applicable capital standards as of the date hereof and except as otherwise disclosed in this Agreement, has no reason to believe that it will be unable to obtain the required regulatory approvals for the transactions contemplated herein solely as a result of its current level of regulatory capital, provided the investments by FCFC and the Investors contemplated herein are made. As of the date hereof, there are no pending or to the best of the BUYER's knowledge, threatened legal or governmental proceedings against the BUYER or any affiliate of the BUYER that would affect the BUYER's ability to obtain the required regulatory approvals or to satisfy any of the other conditions required to be satisfied in order to consummate the transactions contemplated hereby.

     5.2 Representations and Warranties of BANCORP. BANCORP represents and warrants to SELLER and FCFC as follows:

     (a) Organization and Authority. BANCORP is a corporation duly organized, validly existing, and in good standing under the laws of the State of Maryland and is a registered bank holding company under the Bank Holding Company Act. BANCORP has the corporate power to carry on its business as it is now being conducted and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by BANCORP of this Agreement and consummation of the transactions contemplated hereby are within BANCORP's corporate power and have been duly authorized by all necessary corporate action. The Agreement is legally binding and enforceable against BANCORP in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors' rights generally, and to general principles of equity, and this Agreement and the transactions contemplated hereby do not contravene or constitute a default under or violate any provision of applicable law or regulation or of BANCORP's charter or bylaws or any judgment, injunction, order, decree, material agreement, or material instrument binding upon BANCORP.

     (b) Litigation. There is no action, suit or proceeding pending against BANCORP, or to the knowledge of BANCORP threatened against or affecting BANCORP, before any court or arbitrator or any governmental body, agency or official which could materially and adversely affect the ability of BANCORP to perform its obligations under this Agreement or which in any manner questions the validity of this Agreement.

     (c) Governmental Notices. BANCORP has received no notice from any Federal, State or other governmental agency indicating that such agency would oppose the transactions contemplated hereby or would not grant or issue its consent or approval, if required, with respect to the transactions contemplated hereby.

     (d) Information for Regulatory Applications. No representation or warranty by BANCORP contained in this Agreement or disclosure by BANCORP in any certificate or other instrument or document furnished or to be furnished by or on behalf of BANCORP pursuant to this Agreement for use in applications to various regulatory authorities, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact which is necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading in any material respect.

                                   ARTICLE 6

               REPRESENTATIONS AND WARRANTIES OF SELLER AND FCFC

     6.1 Representations and Warranties of SELLER. SELLER represents and warrants to BUYER and BANCORP as follows:

     (a) Organization and Authority. SELLER is a federal savings bank duly organized, validly existing and in good standing under the laws of the United States and its deposits are insured by the Savings Association Insurance Fund ("SAIF") administered by the FDIC to the maximum extent provided by law and no action is pending, or to the knowledge of the SELLER, threatened by the FDIC with respect to the termination of such insurance. SELLER has the corporate power to carry on its business as it is now being conducted and to consummate the transactions contemplated by this Agreement. The execution, delivery and, except as set forth in
     Schedule 11 hereto, performance by SELLER of this Agreement and consummation of the transactions contemplated hereby are within SELLER's corporate power and have been duly authorized by all necessary corporate action. The Agreement is legally binding and enforceable against SELLER in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium, laws relating to the conservatorship or receivership of insured Depository Institutions or similar laws affecting creditors' rights generally and to general principles of equity, and do not contravene or constitute a default or violation under any provision of applicable law or regulation or of SELLER's charter or bylaws or, except as set forth in Schedule 11, any judgment, injunction, order, decree, material agreement, or material instrument binding upon SELLER or to which any of the Assets or Branch Deposits to be transferred hereby are subject and will not result in the creation or imposition of any lien or Encumbrance on such Assets or Deposits.

     (b) Compliance with Law. SELLER holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business at the Branch Office except for those licenses, franchises, permits or authorizations, the lack of which would not have a material adverse effect on the operations of the Branch, and, to the best of its knowledge and belief, is not in any material violation of any applicable statutes, laws, ordinances, rules or regulations of any Federal, State, or local governmental bodies, agencies or subdivisions with regard to the Branch Office having jurisdiction over it or over any part of its operations and, without limitation, to the knowledge of the Senior Officers of the SELLER, has not violated any State or Federal environmental laws or regulations or other laws or regulations governing hazardous or toxic materials in connection with its occupancy or operation of the Branch.

     (c)  Environmental Matters.

          (i) To the knowledge of the Senior Officers of SELLER, except as described on Schedule 9 hereto, SELLER has received no written notice of any suit, claim, action or proceeding pending or threatened, or before any governmental entity or court of competent jurisdiction in which the Real Property or the Fixed Assets has been, or with respect to threatened proceedings, may be, named as a defendant (i) for alleged noncompliance (including by any corporate predecessor) with any environmental law, rule, regulation, standard or requirement or (ii) relating to the release into or presence in the environment of any Hazardous Material; and, to the knowledge of the Senior Officers of the SELLER, there is no reasonable basis for any such suit, claim, action or proceeding.

          (ii) To the knowledge of the Senior Officers of the SELLER (without engaging any environmental consultant to conduct any environmental assessment for the purposes hereof) except as described on Schedule 9 hereto, there has been no release of any Hazardous Material in, on, under or affecting the Real Property, or, to the actual knowledge of the Senior Officers of SELLER, collateral for any Branch Loan, and there are no underground storage tanks in, on, under or affecting the Real Property.

     (d) Litigation and Encumbrances. Except as set forth in Schedule 11, there is no action, suit or proceeding pending against SELLER, or to the knowledge of SELLER threatened against or affecting SELLER, before any court or arbitrator or any governmental body, agency or official which could materially and adversely affect the aggregate value of the Branch Deposits or the Assets or the ability of SELLER to perform its obligations under this Agreement. None of the Branch Deposits or Assets SELLER is transferring hereby is subject to any third party Encumbrances which will not be released on or prior to the Closing Date, or any legal restraint or other legal process, other than customary court orders, levies, and garnishments affecting the owners of the Deposits.

     (e) Governmental Notices. SELLER has received no notice from any Federal, State or other governmental agency indicating that such agency would oppose the transactions contemplated hereby or would not grant or issue its consent or approval, if required, with respect to the transactions contemplated hereby.

     (e) Taxes. All payroll, withholding, property, excise, sales, use and transfer taxes imposed by the United States or by any state, municipality, subdivision or instrumentality of the United States or by any other taxing authority which are due and payable by SELLER prior to the Closing relating to the Assets or the Branch Deposits as of the Closing Date have been paid in full, or will be so paid prior to the Closing.

     (f) Records and Documents. The Records to be delivered to BUYER are and shall be sufficient to enable BUYER to determine the ownership and balances of the Branch Deposits and the Branch Loans and include such information that SELLER reasonably believes to be sufficient for SELLER to conduct a proper banking business with respect to the Branch Deposits and the Branch Loans, assuming the transactions contemplated by this Agreement were not effected. Without limitation, the collateral documents, evidence of security interests, notes, and other loan documentation of all types relating to the Branch Loans are, to the actual knowledge of the Senior Officers of SELLER, sufficient to enforce such loans against the obligors and guarantors thereof in accordance with the terms of such loans subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and that the remedy of specific performance and injunctive relief or other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

     (g) Information for Regulatory Applications. The information furnished or to be furnished by SELLER to BUYER and BANCORP pursuant to Section 8.1 of this Agreement for the purpose of enabling BUYER and BANCORP to complete and file applications with any regulatory body is or will be true and complete in all material respects as of the date so furnished.

     (h) TIN Certification. SELLER has complied in all material respects with all applicable laws in obtaining the Branch Deposits, including the use of due diligence relating to TIN compliance with respect to holders of the Branch Deposits.

     (i) Deposit Relationships. The depositors of the Branch Deposits are not also the record owners of deposits that SELLER has transferred, or intends to transfer, to any other depository institution. None of the Branch Deposits serve as compensating balances or collateral for loans other than Branch Loans or are related to overdraft lines not included in Branch Loans,

     (j) Branch Loan Balances and Rates. Schedule 3 hereto identifies the loans which are eligible to be Branch Loans as of March 31, 1996, and states the unpaid principal balance of each such loan and the contractual interest rate applicable to each such loan, without regard to any discount or deferred interest or cost recognized by SELLER in accordance with Generally Accepted Accounting Principles or otherwise.

     6.2 Representations and Warranties of FCFC. FCFC represents and warrants to BUYER and BANCORP as follows:

     (a) Organization and Authority. FCFC is a corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of Virginia and is a registered savings and loan holding company. FCFC has the corporate power to carry on its business as it is now being conducted and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by FCFC of this Agreement and consummation of the transactions contemplated hereby are within FCFC's corporate power and have been duly authorized by all necessary corporate action. The Agreement is legally binding and enforceable against FCFC in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, laws affecting creditors' rights generally and to general principles of equity, and this Agreement and the transactions contemplated hereby do not contravene or constitute a default under or violate any provision of applicable law or regulation or of FCFC's articles of incorporation or bylaws or any judgment, injunction, order, decree, material agreement, or material instrument binding upon FCFC, except as set forth in Schedule 12.

     (b) Litigation. Except as set forth in Schedule 12, there is no action, suit or proceeding pending against FCFC, or to the knowledge of FCFC threatened against or affecting FCFC, before any court or arbitrator or any governmental body, agency or official which could materially and adversely affect the ability of FCFC to perform its obligations under this Agreement or which in any manner questions the validity of this Agreement.

     (c) Governmental Notices. FCFC has received no notice from any Federal, State or other governmental agency indicating that such agency would oppose the transactions contemplated hereby or would not grant or issue its consent or approval, if required, with respect to the transactions contemplated hereby.

     (d) Information for Regulatory Applications. No representation or warranty by FCFC contained in this Agreement or disclosure by FCFC in any certificate or other instrument or document furnished or to be furnished by or on behalf of FCFC for use in applications to various regulatory authorities, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact which is necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading in any material respect.

                                   ARTICLE 7

                         COVENANTS OF BUYER AND BANCORP

     7.1 Assistance in Obtaining Regulatory Approvals. BUYER and BANCORP shall be responsible for the preparation and filing of the applications and notices to the FDIC, the State of Maryland, the Commonwealth of Virginia, and the Federal Reserve for approval of the transactions described in this Agreement, including, without limitation, approvals for the authorization and issuance of the Common Stock and the Preferred Stock and the treatment of such securities as Tier 1 regulatory capital by BANCORP and the BANK, respectively, for purposes of the capital standards of the Federal Reserve and the FDIC, respectively. BUYER and BANCORP will fully cooperate with SELLER in providing all necessary information, completed forms, and executed documents as may be required to complete any applications and notices SELLER is required to submit. The application fees and the costs of any applications or notices required to be filed by BUYER under this Agreement shall be borne by BUYER. BUYER and BANCORP each will use its best efforts to file the applications to the FDIC, the State of Maryland, the Commonwealth of Virginia, and the Federal Reserve required to be filed by BUYER and BANCORP under this Agreement within thirty (30) calendar days after the date of this Agreement.

     7.2 Fiduciary Relationships. BUYER agrees to assume all of the fiduciary relationships of SELLER arising out of any IRA and Keogh deposits assumed by BUYER pursuant to Section 2.3 hereof, to the same extent as if BUYER had originally acquired, incurred or entered into such fiduciary relationships. Notwithstanding anything in this Agreement to the contrary, however, BUYER will not assume or be responsible for any act or failure to act of SELLER in connection with such IRA or Keogh deposits prior to the Closing Date.

     7.3 Performance of Liabilities. Subject to the provision of Article 13 hereof, BUYER agrees to honor all checks, drafts, and non-negotiable withdrawal orders on forms previously honored by SELLER with respect to the Branch Deposits to the same extent as if the checks, drafts, or orders were drawn on forms honored by BUYER with respect to similar deposits or accounts following the Closing Date, and shall hold SELLER harmless with respect to any wrongful dishonor by BUYER thereof, and agrees to honor all previously authorized ACH transfers with respect to the Branch Deposits to the same extent as if the ACH transfer were made with respect to similar deposits or accounts at BUYER following the Closing Date, and shall hold SELLER harmless with respect to any wrongful dishonor by BUYER thereof.

     7.4 Further Assurances. On and after the Closing Date, BUYER shall give such further assurances to SELLER and upon SELLER's request shall execute, acknowledge and deliver all such acknowledgments and other instruments and take such further action as may be necessary and appropriate to effectively relieve and discharge SELLER from any obligations remaining under the Branch Deposits or the Branch Loans; provided, however, that BUYER need not incur any material costs or expenses in connection with the undertakings contained in this sentence unless SELLER agrees to bear such costs or expenses.

     7.5 Governmental Consents. BUYER and BANCORP each has or will obtain prior to the Closing Date all consents, approvals or authorizations of all governmental authorities or agencies required for the execution, delivery and performance by BUYER and BANCORP, respectively, of this Agreement and the consummation by it of any transactions contemplated hereby.

     7.6 Other Consents. BUYER and BANCORP each shall secure all necessary corporate consents and all consents and releases required of third parties required for the execution, delivery and performance by BUYER and Bancorp, respectively, of this Agreement and the consummation by it of any transactions contemplated hereby (except governmental consents and those involving SELLER) and shall comply with all applicable laws, regulations and rulings in connection with this Agreement and the consummation of the transactions contemplated hereby.

     7.7 Confidential Information. Until the Closing, and if for any reason the Closing is not consummated, at all times thereafter, each of BUYER and BANCORP and its respective agents and authorized representatives will keep confidential all non-public information obtained as a result of such access and will make all reasonable efforts to return to SELLER all original materials belonging to SELLER and all copies thereof. In the event that BUYER becomes legally compelled to disclose any of the confidential information furnished to it by the SELLER pursuant to applicable law or regulation or by legal process, the BUYER, except to the extent prohibited by law, will provide the SELLER with prompt notice in order that the SELLER may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement, which waiver shall not be unreasonably withheld. In the event that such protective order or other remedy is not obtained, or that the SELLER waives compliance with provision of this Agreement, the BUYER will furnish only that portion of the confidential information that is legally required based on a written opinion of counsel to that effect and the BUYER will exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the confidential information. In addition, if the Closing is not consummated, neither BUYER nor BANCORP will make use of any non-public information for any purpose other than as disclosed herein, including, but not limited to, any solicitation of business or in any other way harmful to SELLER.

                                   ARTICLE 8

                              COVENANTS OF SELLER

     8.1 Assistance in Obtaining Regulatory Approvals. SELLER shall be responsible for the preparation and filing of any applications and notices to the federal or state authorities for approval of the transfer of Assets and Branch Deposits to BUYER and the transfer of the Real Property and Fixed Assets to BANCORP as described in this Agreement, other than the applications or notices required to be prepared and filed by BUYER or BANCORP under this Agreement. SELLER will fully cooperate with BUYER and BANCORP in providing all necessary information, completed forms, and executed documents as may be required to complete any applications BUYER or BANCORP is required to submit. The application fees and the costs of any applications or notices required to be filed by SELLER under this Agreement shall be borne by SELLER. SELLER will use its best efforts to file the applications and notices to state or federal authorities required to be filed by SELLER under this Agreement within thirty
(30) business days of the date of this Agreement.

     8.2    Access to the Branch Records and Information; Personnel; Customers.

          (a) Access to Assets. Between the date of this Agreement and the Closing Date, subject to Section 7.7 hereof, SELLER shall afford to BUYER and its authorized agents and representatives access upon reasonable notice, during normal business hours, or such other times as may be mutually agreed by BUYER and SELLER, to the Branch and to the books, records, contracts, documents and other information of or relating to the Branch Deposits, the Branch Loans and the other Assets. SELLER shall cause its personnel to provide assistance to BUYER in BUYER's investigation of matters relating to the Branch Deposits, the Branch Loans and the other Assets, provided, however, that BUYER's investigation shall be conducted in a manner which does not unreasonably interfere with SELLER's normal operations, customers and employee relations.

          (b) Communication with Customers. Following the receipt of the required federal and state regulatory approvals for the transaction, without regard to any waiting periods, BUYER, with SELLER's prior written consent (which shall not be unreasonably withheld), may, at its own expense, from time to time communicate with, and deliver information to owners of the Branch Deposits concerning the transactions contemplated by this Agreement and concerning the business and operations of BUYER. SELLER, if so requested by BUYER, shall provide tapes of addresses and other information to BUYER sufficient to allow BUYER to send such information to such customers.

     8.3 Conduct of Business Pending Closing. Except as may be required to obtain the regulatory approvals contemplated hereby, between the date of this Agreement and the Closing Date, and except as may be otherwise required by a regulatory authority, SELLER shall not, without the prior consent of BUYER, which consent shall not be unreasonably withheld:

          (a) Operations of Branch. Operate the Branch Office other than in the ordinary course of business or cause the Branch Office to engage or participate in any material transaction or incur or sustain any material obligation that would adversely affect the Branch Deposits or Assets, or take any action which would materially adversely affect BUYER's rights hereunder to the Assets and the Branch Deposits or BANCORP's rights hereunder with respect to the Fixed Assets and the Real Property;

          (b) Rates and Terms on Deposits. Offer rates on "non-telemarketing' Deposits at the Branch Office that exceed prevailing rates offered by BUYER, unless BUYER agrees to a special rate promotion at the Branch Office, or accept any Jumbo Deposits of depositors residing outside the Market Area except for transfer to one or more depository institutions other than BUYER as "telemarketing deposits" or Brokered Deposits.

          (c) Transfer of Operations. Cause the Branch Office to transfer any Branch Loans;

          (d) Transfer of Branch Deposits. Cause the Branch Office to transfer to SELLER's other operations any Branch Deposits (it being understood that any trust accounts and other fiduciary accounts, other than IRA or Keogh accounts as described in Section 7.2, are not included in such prohibition against transfer), except upon the unsolicited request of a depositor in the ordinary course of business;

          (e) Transfer of Contracts, Assets, etc. Transfer, assign, encumber or otherwise dispose of or enter into any contract, agreement or understanding to transfer, assign, encumber or otherwise dispose of any of the Assets except in the ordinary course of Branch Office business;

          (f) New Commitments or Agreements. Enter into any commitment, agreement, understanding or other arrangement to transfer any of the Branch Deposits or the Assets other than pursuant to the terms of this Agreement; or

          (g) Employee Salary, Benefit or Title Changes. Except for the compensation of the President and the Senior Vice President of SELLER, increase the salary or other compensation of any Employee, change the title of any Employee, or, except to the extent generally applicable to employees of SELLER, alter the benefits paid to any Employee or to which any Employee is entitled.

     8.4 No Encumbrances. Between the date of this Agreement and the Closing Date, SELLER will not intentionally create or suffer to exist any new material Encumbrance on any of the Assets, Fixed Assets , or Real Property, or otherwise enter into any material transaction or make any material commitment relating to any of the Assets, Fixed Asset, or Real Property without the prior written consent of BUYER except as permitted by Section 8.3 hereof.

     8.5 Governmental Consents. SELLER has or will obtain prior to the Closing Date all consents, approvals or authorizations of all governmental authorities or agencies required for the execution, delivery and performance by SELLER of this Agreement and the consummation by it of any transactions contemplated hereby.

     8.6 Other Consents. SELLER shall secure all necessary corporate consents and all consents and releases required of third parties (except governmental consents and those involving BUYER) required for the execution, delivery and performance by SELLER of this Agreement and the consummation by it of any transactions contemplated hereby, and shall comply with all applicable laws, regulations and rulings in connection with this Agreement and the consummation of the transactions contemplated hereby.

     8.7 Maintenance of Accounts. SELLER shall use its reasonable best efforts, consistent with its other obligations pursuant to this Agreement, to retain at the Branch Office the Branch Deposits.

     8.8 Books and Records. SELLER shall retain all books and records relating to Branch Deposits and the Assets prior to the Closing Date which are not delivered to BUYER, for a period which is at least the longer of the period required by law or the normal retention period under SELLER's records management program unless the parties shall, applicable law permitting, agree upon a shorter period. The books and records directly relating to Branch Office operations, assets and liabilities prior to the Closing Date which are retained by one party shall be open, upon reasonable notice to the other party, for inspection by the other party and its authorized agents, representatives and regulators during regular business hours after the Closing Date and the party with the right of inspection may, at its own expense, make such copies of and excerpts from such books and records as it may deem desirable. Should one party's audit or inspection of records in another party's possession result in the second party's employees or agents having to devote any substantial amount of time or such party having to allocate facilities or equipment or having to incur any substantial costs, then the second party shall be entitled to reasonable reimbursement for all such costs incurred.

     8.9 Signs. SELLER, at its own expense, will remove all of its identifying signs relating to the Branch Office (including, without limitation, signs advertising, listing, or referring to SELLER, SELLER's products or services, or any logo or service mark associated with SELLER in the city of Alexandria) before the close of the first Business Day following the Closing Date, except as requested in writing by BUYER prior to the Closing Date.

     8.10 Clean Branch. Before the first business day following the Closing Date SELLER will have removed, at its own expense and in a manner which does not unreasonably interfere with BUYER's rights to possess and operate the Branch hereunder, all of its property not purchased or leased by BUYER hereunder, including, without limitation, any and all trash and unused forms, supplies, and office equipment not purchased by BUYER hereunder, or, with respect to leased property, not transferred to BUYER hereunder, except as otherwise agreed by the parties.

     8.11 Indemnification for Special SAIF Assessment. SELLER, or in the event of a liquidation of SELLER, FCFC, will indemnify BUYER and hold it harmless for any and all special deposit insurance assessments or similar charges or assessments (and excluding regular deposit premiums) charged or assessed to BUYER, and actually paid by BUYER (net of federal and state income tax benefits to or expenses of BUYER applicable to the amount of such indemnified SAIF assessment and such indemnification payment) related solely to the recapitalization of the Savings Association Insurance Fund or successor insurance fund ("SAIF Assessments") assessed upon the Branch Deposits (based upon the amount and composition of Branch Deposits as of Closing, without any increase or decrease, regardless of the date of assessment), to the extent such SAIF Assessment is not generally assessable upon deposits insured under the Bank Insurance Fund held by banks. Payments due from SELLER, or in the event of liquidation of SELLER, from FCFC, to BUYER pursuant to this Section shall be made by wire transfer in immediately available funds, without interest, on or before 2:00 p.m. upon the date the SAIF Assessment is payable to the federal deposit insurance fund or United States Treasury. Late payments shall bear interest at the Cost of Funds from the date payment is due but not including the date of payment. BUYER hereby consents to the transfer of SELLER's obligation under this Section 8.11 to FCFC in the event of liquidation of SELLER, and, in such event, hereafter releases SELLER from its obligations of this Section 8.11 upon such liquidation.

     8.12 Further Assurances. On and after the Closing Date, SELLER and FCFC shall (i) give such further assistance to BUYER and BANCORP and shall execute, acknowledge and deliver all such bills of sale, deeds, acknowledgments and other instruments and take such further action as may be necessary and appropriate effectively to vest in BUYER and BANCORP full, legal and equitable title to the Assets, Fixed Assets and Real Property as provided herein, and (ii) use its best efforts to assist BUYER in the orderly transition of the operations being acquired by BUYER; provided, however, that neither SELLER nor FCFC need incur any material costs or expenses in connection with the undertakings contained in this sentence unless such costs or expenses are paid by BUYER or BANCORP.


                                   ARTICLE 9

                            COVENANT NOT TO COMPETE

     9.1 Non-Compete Period and Geographic Area. For a period of two (2) years following the Closing Date, SELLER shall not, without the prior written consent of BUYER, establish, by purchase or otherwise in any fashion, an ATM, branch, or other lending or deposit-taking office or facility within the Market Area.

     9.2 Solicitation. Following the Closing Date, SELLER shall not directly solicit individuals whose accounts have been transferred to BUYER pursuant to this Agreement other than through advertising which does not specifically target the customers of the Branch.


                                   ARTICLE 10

                             CONDITIONS TO CLOSING

     10.1 Conditions to the Obligations of SELLER and FCFC. Unless waived in writing by SELLER and FCFC, the obligations of SELLER and FCFC to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions at or prior to the Closing.


          (a) Performance. Each of the acts and undertakings of BUYER and of BANCORP to be performed at or before the Closing pursuant to this Agreement shall have been duly performed in all material respects.

          (b) Representations and Warranties. The representations and warranties of BUYER and BANCORP contained in Article 5 of this Agreement shall be true and complete in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date.

          (c) Regulatory Approvals and Actions. All required licenses, approvals and consents of any relevant State, Federal or other regulatory agencies shall have been obtained without the imposition of any condition or requirement which materially and adversely affects the interests of SELLER or FCFC in the contemplated transactions, and all necessary conditions of those licenses, approvals and consents shall have been fully satisfied (including, without limitation, any applicable waiting periods).

          (d) Documents. SELLER and FCFC shall have received the following documents from BUYER and BANCORP:

               (1) Resolutions of BUYER's Board of Directors, certified by the Secretary of BUYER, authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

               (2) Certificates of the Secretary of BUYER as to the incumbency and signatures of officers;

               (3) Certificates signed by duly authorized officers of BUYER stating that the conditions set forth in Section 10.1(a) and (b) have been fulfilled or waived;

               (4) Resolutions of BANCORP's Board of Directors, certified by the Secretary of BANCORP, authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

               (5) Certificates of the Secretary of BANCORP as to the incumbency and signatures of officers;

               (6) Certificates signed by duly authorized officers of BANCORP stating that the conditions set forth in Section 10.1(a) and (b) have been fulfilled or waived;

               (7) Opinions of legal counsel for BANCORP and BUYER substantially in the form of Exhibits H and I hereto;

               (8)  The Warrant and Voting Agreement executed by Bancorp; and

               (9) Such other documents or instruments as SELLER or FCFC may reasonably request, including, but not limited to, an executed Assignment and Assumption Agreement in the form of Exhibit F, relating to BUYER's assumption of the Branch Deposits, and an executed Assignment, transfer and Appointment of Successor Trustee for IRA and Keogh accounts, in the form of Exhibit G, and stock certificates in the name of FCFC Group for shares of the Preferred Stock.

          (e)  Absence of Proceedings and Litigation.  Except as set forth in
          Schedule 11, no order shall have been entered and remain in force at the Closing Date restraining or prohibiting any of the transactions contemplated by this Agreement in any legal, administrative or other proceeding and no action or proceeding shall have been instituted or threatened on or before the Closing Date pertaining to the transactions contemplated by this Agreement which, in the reasonable judgement of SELLER and FCFC, would have, upon consummation of the transactions contemplated by this Agreement, a materially adverse effect upon SELLER or FCFC.

          (f) Authorization of Preferred Stock. BUYER shall have amended its Articles of Incorporation to authorize the Preferred Stock.

     10.2 Conditions to the Obligations of BUYER and BANCORP. Unless waived in writing by BUYER and BANCORP, the obligations of BUYER and BANCORP to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions at or prior to the Closing.

          (a) Performance. Each of the acts and undertakings of SELLER and FCFC to be performed at or before the Closing pursuant to this Agreement shall have been duly performed in all material respects.

          (b) Representations and Warranties. The representations and warranties of SELLER and FCFC contained in this Agreement shall be true and complete in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date.

          (c) Access to Information. SELLER shall have permitted BUYER, BANCORP and their authorized representatives and agents to have reasonable access, after the date of this Agreement, to all such properties, assets and records of SELLER related to the Branch Loans, the other Assets, the Fixed Asset, the Real Property and the Branch Deposits.

          (d) Absence of Proceedings and Litigation. No order shall have been entered and remain in force at the Closing Date restraining or prohibiting any of the transactions contemplated by this Agreement in any legal, administrative or other proceeding and no action or proceeding shall have been instituted or threatened on or before the Closing Date pertaining to the transactions contemplated by this Agreement which, in the reasonable judgement of BUYER and BANCORP, would have, upon the consummation of the transactions contemplated by this Agreement, a materially adverse effect upon BUYER or BANCORP.

          (e) Regulatory Approval. All required licenses, approvals and consents of any relevant State, Federal or other regulatory agencies shall have been obtained without the imposition of any condition or requirement which materially and adversely affects the interests of BUYER or BANCORP in the contemplated transactions, and all necessary conditions of those licenses, approvals and consents shall have been fully satisfied with respect to the transactions contemplated by this Agreement (including, without limitation, any applicable waiting periods).

          (f) No Material Adverse Change. No material adverse change shall have occurred in the deposit composition, amounts, maturities, or interest rates of the Branch Deposits.

          (g) Documents. BUYER or BANCORP shall have received the following documents from SELLER or FCFC:

               (1) A Bill of Sale and Assignment substantially in the form of Exhibit E hereto;

               (b)  One or more general warranty deeds as required by Section
               3.3 of this Agreement.

               (2) Such other bills of sale, assignments, and other instruments and documents as counsel for BUYER or BANCORP may reasonably require as necessary or desirable for transferring, assigning and conveying to BUYER or BANCORP good and marketable title to the Assets to be transferred to BUYER and the Fixed Assets and Real Property to be transferred to BANCORP pursuant to this Agreement, all in form and substance reasonably satisfactory to counsel for BUYER and BANCORP;

               (3) Resolutions of SELLER's and FCFC's Boards of Directors, certified by its Secretary, President, Chief Executive Officer or Chief Operating Officer, authorizing the signing and delivery of this Agreement and the consummation of the transactions contemplated hereby;

               (4) A certificate from the Secretary of SELLER and the Secretary, President, Chief Executive Officer or Chief Operating Officer of FCFC as to the incumbency and signatures of officers;

               (5) A certificate signed by duly authorized officers of SELLER and FCFC stating that the conditions set forth in Section 10.2(a) and (b) have been fulfilled or waived;

               (6) An opinion of legal counsel for SELLER and FCFC substantially in the form of Exhibits J and K hereto;

               (7) An IRA and Keogh Assignment, Transfer and Appointment of Successor Trustee executed by SELLER substantially in the form of Exhibit G; and

               (8) Such other documents or instruments as BUYER may reasonably request, including, but not limited to, an executed Assignment and Assumption Agreement in the form of Exhibit F, relating to BUYER's assumption of the Branch Deposits.

               (9) A certificate signed by a duly authorized officer of FCFC stating that the condition set forth in Section 10.2(j) has been fulfilled;

     (h) Investment by SELLER. The FCFC Group shall have executed and delivered the Preferred Stock Purchase Agreement in the form of Exhibit A hereto and shall have tendered payment for the Preferred Stock in accordance with the terms thereof, and shall have executed and delivered the Warrant and Voting Agreement in the form of Exhibit B hereto.

     (i) Investment by the Investors. Investors shall have entered one or more Stock Purchase Agreements for the purchase of Common Stock for aggregate cash proceeds of at least $2.0 Million at a per share price of at least $3.00 per share upon Closing and shall have purchased such shares or shall have tendered payment for such shares to be made upon Closing.

     (j) FCFC Minimum Net Worth. FCFC shall have a net worth as determined under Generally Accepted Accounting Principles of at least $3,000,000.

                                   ARTICLE 11

                                  TERMINATION

     11.1 Conditions for Termination. This Agreement shall terminate and be of no further force or effect as between the parties, except as to liability for breach of any duty or obligation arising prior to the date of termination, upon the occurrence of any of the following:

          (a) The expiration of thirty (30) calendar days after the Federal Reserve, the Department of Banking of the State of Maryland, the Commissioner of Banking of the Commonwealth of Virginia, the FDIC, the OTS, or any other governmental agency shall have denied or refused to grant the approvals or consents required to be obtained pursuant to this Agreement, unless within said thirty (30) day period BUYER and SELLER agree to submit or resubmit an application to, or appeal the decision of, the regulatory authority which denied or refused to grant approval thereof;

          (b) Upon the failure to consummate the transaction on or before September 1, 1996, unless such date is extended in writing agreed to by the parties;

          (c) In the sole discretion of BUYER, upon any receivership, conservatorship, or seizure of SELLER by any regulator having authority over SELLER;

          (d) In the sole discretion of SELLER, upon any receivership, conservatorship, or seizure of BUYER by any regulator having authority over BUYER;

          (e) By SELLER, FCFC, BUYER or BANCORP (provided the terminating party shall not be in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach on the part of the other party of any of the representations or warranties set forth in this Agreement as of the date of this Agreement, or of covenants or agreements set forth in this Agreement, which breach is not cured within thirty days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing.

          (f)  Upon written mutual consent of the parties to terminate.

     Notwithstanding anything to the contrary contained in this Agreement, no party hereto shall have the right to terminate this Agreement on account of its own breach, a breach by its Affiliate, or any immaterial breach by the another party.

     11.2 Effect of Termination.

          (a) No termination of this Agreement pursuant to this Article 11 or for any reason or in any manner shall release, or be construed to release, any party hereto from liability or damage to any other party arising out of, in connection with, or otherwise relating to, directly or indirectly, such party's willful breach of any provision of this Agreement except as expressly provided in this Section 11.2.

          (b) As a condition of SELLER's willingness, and in order to induce SELLER, to enter into this Agreement and to reimburse SELLER for incurring the cost and expense related to entering into this Agreement and consummating the transactions contemplated hereby, BUYER will make a cash payment to SELLER, if permitted by BUYER's primary federal regulator, of $100,000 (the "Expense Fee") if and only if, SELLER has terminated this Agreement pursuant to Section 11.1(e) of this Agreement and the breach of the representation, warranty, covenant, or agreement was caused by the wilful conduct or gross negligence of BUYER or BANCORP. Such an Expense Fee shall be the SELLER's and FCFC's exclusive remedy if this Agreement is terminated as set forth in the prior sentence.

          (c) As a condition of BUYER's and BANCORP's willingness, and in order to induce each of them, to enter into this Agreement and to reimburse them for incurring the cost and expense related to entering into this Agreement and consummating the transactions contemplated hereby, SELLER will make a cash payment to BUYER, if permitted by SELLER's primary federal regulator, of $100,000 (the "Expense Fee") if and only if, BUYER or BANCORP has terminated this Agreement pursuant to
          Section 11.1(e) of this Agreement and the breach of the representation, warranty, covenant, or agreement was caused by the wilful conduct or gross negligence of SELLER. Such an Expense Fee shall be BUYER's and BANCORP's exclusive remedy if this Agreement is terminated as set forth in the prior sentence.

                                   ARTICLE 12

                                   EMPLOYEES

     12.1 Access to Branch Employee Records; Interviews; Offers to Hire.
Schedule 10 herein lists all employees of SELLER assigned to the Branch Office as of March 31, 1996. SELLER agrees to use its best efforts to obtain the Employees' written consents to give BUYER access to employee files no later than three (3) Business Days after date of this Agreement. BUYER shall be entitled, but is not obligated, subsequent to the public announcement of the transaction contemplated hereby, to personally interview each Branch employee. After the date hereof, BUYER may, in its sole discretion, extend offers of employment to the Employees to be effective on or after the Closing Date. Any such Employee offered employment by BUYER shall be hired on such terms and conditions as BUYER shall determine except as otherwise expressly provided in this Article 12.
BUYER shall not be required or obligated to hire any employees of SELLER.

     12.2 Certain Responsibilities. Neither BUYER nor BANCORP shall have responsibility for any severance, termination, or similar payments for any employee, except as become payable under its policies then in effect upon termination of an Employee who has been employed by BUYER. SELLER shall indemnify and hold BUYER and BANCORP harmless from and against any and all liabilities which may arise as a result of any Employee's employment by SELLER on or prior to the Closing Date. BUYER and BANCORP shall indemnify and hold SELLER harmless from and against any and all liabilities which may arise as a result of any Employee's employment by BUYER or BANCORP after the Closing Date.


     12.3  Employment Contracts and Benefit Plans; No Enforceable Employee
Rights.

     (a) SELLER Plans. Neither BUYER nor BANCORP is assuming, nor shall either of them have responsibility for the continuation of or any liabilities under or in connection with (i) any employment contract, collective bargaining agreement, plan or arrangement providing for insurance coverage or for deferred compensation, bonuses, stock options or other forms of incentive compensation or post-retirement compensation or benefits which are entered into or maintained, as the case may be, by SELLER, or (ii) any employee benefit plan as defined in Section 3(3) of ERISA which is subject to any provision of ERISA and is maintained, administered or contributed to by SELLER.

     (b) Employee Rights. This Agreement is not intended to create and does not create any contractual or legal rights enforceable by any employee of SELLER or BUYER. This Agreement may be amended or terminated without liability to any employee.

     12.4 Communication with Employees. BUYER agrees to obtain prior approval of SELLER before sending any communications to any Branch Employee concerning the subject matter of this Section, which approval shall not be unreasonably withheld.

                                   ARTICLE 13

                                OTHER AGREEMENTS

     13.1  Payment of Items Following Closing; Other Transition Arrangements.

     (a) Payment by BUYER. Following the Closing Date, the BUYER shall pay, in accordance with law and customary banking practices, all properly drawn and presented checks, and ACH debits and credits, ATM deposits and withdrawals, drafts and withdrawal orders presented to the BUYER by mail, over the counter, through the check clearing system of the banking industry, by depositors of the Branch Deposits on checks, drafts or withdrawal order forms provided by the SELLER, and in all other respects, to discharge, in the usual course of the banking business, the duties and obligations of the SELLER with respect to the balances due and owing to the depositors whose deposits are assumed by the BUYER.

     (b) Payment by SELLER. If any depositors having Branch Deposits, instead of accepting the obligations of BUYER to pay the Branch Deposits assumed hereunder, shall demand payment from SELLER for all or any part of such Branch Deposits, SELLER shall not be liable or responsible for making such payment except as provided by law. SELLER may refer all such depositors to BUYER in the manner and with such instructions, if any, as shall hereafter be established by SELLER and BUYER, and BUYER shall thereupon be responsible for making such payment to such depositor. If any of the depositors of the Branch Deposits draws a check, has or makes an ACH generated debit or credit with respect to his or her account, makes an ATM deposit or withdrawal, draft or withdrawal order against the Branch Deposits, including accrued interest, assumed from the SELLER, which is presented or charged to the SELLER within 60 days after the Closing Date, the SELLER may pay the same and the BUYER will reimburse the SELLER for any such payment or charges. The BUYER and the SELLER shall promptly settle pursuant to procedures that they shall mutually establish.

     (c) Direct Routing. Prior to the Closing Date, SELLER and BUYER shall cooperate and take all reasonable action as is necessary to arrange for the direct routing through the check clearing system of the banking industry, to be effective on the Closing Date, of all checks, drafts, withdrawal orders, ACH debits and credits, ATM deposits and withdrawals relating to the Branch Deposits on SELLER's forms and carrying its imprint (including name and transit routing number).

     (d) Direct Deposits. SELLER shall provide all information and take all steps required to be taken by it that are reasonably necessary for BUYER to effect the transfer of any direct deposit arrangement affecting any of the Branch Deposits and, after the Closing Date, shall promptly pay to BUYER, without interest, any funds received by SELLER which are intended to be credited to any such Branch Deposits. BUYER shall complete all actions necessary to effect the transfer of such direct deposit arrangements within sixty (60) days following the Closing Date. SELLER shall have the right to return to the payor any direct deposit item received by it subsequent to sixty (60) days after the Closing Date, or such other time period as BUYER and SELLER may mutually agree upon.

     (e) Notice and Availability of Items. For a period of 60 days after the Closing Date, the SELLER shall, pursuant to the procedures that BUYER and SELLER shall mutually establish, promptly provide notice of and make available to the BUYER at SELLER's processing center in Alexandria, Virginia, checks presented to the SELLER for payment which are drawn on accounts which are included in the Branch Deposits. Such procedure shall recognize the importance of timely notice and availability of such items to potential losses and to customer relations.

     (f) Confidentiality. SELLER and BUYER further agree that at all times each party shall preserve and maintain the confidentiality of all such records of account and other depositor or customer information in accordance with customary banking practices and all applicable federal and state laws, rules and regulations.

     13.2 Holds, etc. The SELLER shall deliver on the Closing Date to the BUYER a schedule of holds (Schedule 7) that have been placed by SELLER on particular Branch Deposits or on individual checks, drafts or other instruments.

     13.3 Withholding. SELLER shall deliver to BUYER on or before the Closing Date a copy of all "B" notices (TIN's that do not match) and "C" notices (under-reporting/IRS imposed withholding) received from the Internal Revenue Service imposing withholding restrictions and for the 365 calendar days after the Closing Date shall continue to deliver such notices with respect to Branch Deposits to BUYER whenever they are received. All notices received by SELLER for the 365 calendar days after the Closing Date from the Internal Revenue Service releasing withholding restrictions on Branch Deposit accounts transferred to BUYER under this Agreement will be forwarded to BUYER. Any amounts required by any governmental agencies to be withheld from any of the Branch Deposits (the "Withholding Obligations") will be handled as follows:

          (a) Withholding by SELLER. Any Withholding Obligations required to be remitted to the appropriate governmental agency on or prior to the Closing Date will be withheld and remitted by SELLER, and any other sums withheld by SELLER pursuant to Withholding Obligations prior to the Closing Date shall also be remitted by SELLER to the appropriate governmental agency on or prior to the time they are due;

          (b) Withholding by BUYER. Any Withholding Obligations required to be remitted to the appropriate governmental agency after the Closing Date with respect to Withholding Obligations after the Closing Date and not withheld by SELLER as set forth in Paragraph (a) of Section 13.3 will be withheld and remitted by BUYER;

          (c) Penalties. Any penalties described on "B" notices from the Internal Revenue Service or any similar penalties which relate to Deposit accounts opened by SELLER prior to the Closing Date will be paid by SELLER promptly upon receipt of the notice, providing such penalty assessment resulted from SELLER's acts, policies, or omissions. The BUYER will make a good-faith effort to cooperate with SELLER to remedy all "B" notice problems. Any penalties described on the "B" notices received from the Internal Revenue Service or any similar penalties that relate to Deposit accounts for the period subsequent to the Closing Date shall be the responsibility of BUYER if such penalty assessment resulted from BUYER's acts, policies, or omissions, unless such acts, policies or omissions arise from, relate to or result from the failure of SELLER to deliver applicable notice or records pursuant to this Agreement.

     13.4   Retirement Accounts.

          (a) Notice to Participants. SELLER will send to all IRA and Keogh participants included in the Branch Deposits a notice pursuant to applicable IRA and Keogh trustee or custodial agreements stating that SELLER is resigning as trustee of the participant's IRA or Keogh, and that, in the absence of objection by the participant received within thirty (30) calendar days of such notice, BUYER or its designee will become successor Trustee of the IRA or Keogh on the Closing Date.

          (b) IRA and Keogh Documents. SELLER will provide BUYER with the proper original trust documents for any IRA and Keogh deposits assumed by BUYER under Section 2.3 of this Agreement.

          (c) Tax Reporting and Fees. SELLER shall be responsible for all Federal and State income tax reporting of IRA and Keogh accounts for the period of time prior to the Closing Date. BUYER shall be responsible for all Federal and State income tax reporting for the period of time from and after the Closing Date. SELLER agrees that it will collect no fees for the transferred IRA and Keogh accounts relating to periods after the closing without the prior written consent of BUYER.

     13.5 Interest Reporting. SELLER shall report from and including January 1, 1996 until the Closing Date all interest credited to, interest withheld from and early withdrawal penalties charged to the Branch Deposits which are assumed by BUYER under this Agreement. BUYER shall report from the Closing Date through the end of the calendar year and thereafter all interest credited to, interest withheld from, and early withdrawal penalties charged to the Branch Deposits assumed by BUYER. Said reports shall be made to the holders of these accounts and to the applicable Federal and State regulatory agencies. BUYER assumes no responsibility for reports with respect to Deposits which it does not assume hereunder.

     13.6 Magnetic Tape of Branch Deposits. SELLER shall use its best efforts to provide BUYER a magnetic tape of the owners of the Branch Deposits to be assumed periodically as requested by BUYER and as of month-end prior to the scheduled Closing. Within five (5) calendar days after the Closing Date, SELLER shall provide BUYER a final magnetic tape of the owners.

     13.7 ATM Card Processing. SELLER will void on and as of the close of business on the day prior to the Closing Date all ATM access cards issued by it to account holders of Branch Deposits who will not have ATM card-accessible accounts with SELLER after the Closing Date. SELLER will notify the customers in writing at least thirty (30) calendar days prior to the Closing Date of such cancellation of such cards. SELLER will provide BUYER with a magnetic tape of ATM card holders no later than thirty (30) calendar days prior to the Closing Date.

     13.8 Overdraft Coverage. BUYER will use its customary efforts to collect all overdraft balances of Branch Deposits as of the Closing Date. Within five
(5) Business Days following the close of business of a thirty (30) calendar day period following the Closing Date, SELLER will reimburse BUYER for, and purchase all of BUYER's right, title and interest in, each overdraft balance which was transferred to BUYER and remained an overdraft balance throughout such thirty
(30) calendar day period following Closing. The amount of such payment by SELLER to BUYER for each such overdraft shall be equal to the lesser of the overdraft balance at Closing or the lowest overdraft balance during such thirty (30) calendar day period, determined without the effect of any overdraft fees.


     13.9 Taxpayer Information. SELLER shall deliver to BUYER within five (5) Business Days after the Closing Date (i) TINs (or record of appropriate exemption) for all holders of Branch Deposits acquired by BUYER pursuant to this Agreement and (ii) all other information in SELLER's possession or reasonably available to SELLER required by applicable law to be provided to the Internal Revenue Service with respect to the Assets and Branch Deposits transferred pursuant to this Agreement and the holders hereof, except for such information which SELLER is obligated to make reports pursuant to Sections 13.3, 13.4 and
13.5 of this Agreement (collectively, the "Taxpayer Information"). In the event SELLER is not able to deliver to BUYER all Taxpayer Information, upon BUYER's request SELLER shall fully and completely research its records and files and provide such requested Taxpayer Information, or the reason for its unavailability, within five (5) Business Days of BUYER's request. SELLER hereby certifies that such information, when delivered, shall accurately reflect the information provided by SELLER's customers. SELLER shall hold BUYER harmless with respect to any inaccuracy, act, or omission by SELLER in connection with the collection, recording, filing with appropriate governmental agencies, or delivery to BUYER of the Taxpayer Information accordance with this Section 13.9 hereof.

     13.10 Account Statements. SELLER will provide account statements in its customary form to all holders of Branch Deposits reflecting activity to the Closing Date and the balances as of such date.

     13.11 Posting of Interest. SELLER shall post interest to the Branch Deposits, other than fixed term deposits, in accordance with their terms to the Closing Date.

     13.12 Allocation of Asset Values and Reporting Thereof. Prior to or within forty-five (45) Business Days after the Closing Date, BUYER may, in its sole discretion, at its own expense select and retain an independent accounting or consulting firm, which selection shall be made by BUYER sole discretion, to perform a review and analysis of the transaction described by this Agreement, the Deposits assumed by BUYER hereunder, and the consideration paid therefore for the purposes of determining the appropriate valuations for BUYER's tax records. This review and analysis may be based upon records, accounting data, and other information concerning the Deposits provided by SELLER, as reasonably requested by the referenced accounting or consulting firm, and shall utilize industry-standard methodologies. Based upon this review and analysis, such accounting or consulting firm shall establish independently an objective allocation of the consideration received under this Agreement for purposes of
Section 1060 of the Internal Revenue Code, if applicable, which shall be reasonably acceptable to BUYER and SELLER.


     13.13 Conversion Cooperation. SELLER and BUYER will cooperate fully in order to effect a prompt and secure transfer of the electronic and other accounting and recordkeeping for the Branch Deposits and Assets and each will use its best efforts to obtain the full cooperation of their data processing providers in connection with such transfer.

                                   ARTICLE 14

                               GENERAL PROVISIONS

     14.1 Survival. The representations and warranties made by the parties to this Agreement, and their respective obligations to be performed under the terms hereof at, prior to, or after the Closing, shall not expire with, or be terminated or extinguished by the Closing, notwithstanding any investigations of the facts constituting the basis of the representations and warranties of any party by the other party hereto, provided that any representation or warranty made as of a particular date need be true only at that date unless expressly provided otherwise herein.

     14.2   Indemnification.

          (a) By SELLER. SELLER shall indemnify, hold harmless and defend BUYER, BANCORP (and their respective Affiliates) from and against any and all damage, loss, liability, cost, claim or expense (including legal fees and expenses) actually incurred or suffered by BUYER or BANCORP (or their Affiliates) in connection with:

               (1) Any misrepresentation or breach of warranty, covenant or agreement made or to be performed by SELLER pursuant to this Agreement; or

               (2) Any action taken or omitted to be taken by SELLER, or any transaction or any event occurring on or prior to the Closing Date, relating to the Assets, the Fixed Assets, the Real Property or the Branch Deposits, other than as permitted by this Agreement; and

               (3) Any Employee liabilities, arising prior to the Closing Date and any suits or proceeding commenced in connection with any of the foregoing.

          (b) By FCFC. FCFC shall indemnify, hold harmless and defend BUYER, BANCORP (and their respective Affiliates) from and against any and all damage, loss, liability, cost, claim or expense (including legal fees and expenses) actually incurred or suffered by BUYER or BANCORP (or their Affiliates) in connection with:

               (1) Any misrepresentation or breach of warranty, covenant or agreement made or to be performed by FCFC, pursuant to this Agreement; or

               (2) Any action taken or omitted to be taken by FCFC, or any transaction or any event occurring on or prior to the Closing Date, relating to the Assets, the Fixed Assets, the Real Property or the Branch Deposits, other than as permitted by this Agreement.

          (c) By BUYER. BUYER shall indemnify, hold harmless and defend SELLER and FCFC (and their respective Affiliates) from and against any and all damage, loss, liability, cost, claim or expense (including legal fees and expenses) actually incurred or suffered by SELLER or FCFC (or their respective Affiliates) in connection with:

               (1) Any misrepresentation or breach of warranty, covenant or agreement made or to be performed by BUYER pursuant to this Agreement; and

               (2) Any action taken or omitted to be taken by BUYER, or any transaction or any event occurring on or after the Closing Date, relating to the Assets or the Branch Deposits, to the extent that such Assets or Branch Deposits are assumed by or transferred to BUYER;

               (3) Any Employee liabilities, arising subsequent to the Closing Date and any suits or proceedings commenced in connection with any of the foregoing.

          (d) By BANCORP. BANCORP shall indemnify, hold harmless and defend SELLER and FCFC (and their respective Affiliates) from and against any and all damage, loss, liability, cost, claim or expense (including legal fees and expenses) actually incurred or suffered by SELLER or FCFC (or their respective affiliates) in connection with:

               (1) Any misrepresentation or breach of warranty, covenant or agreement made or to be performed by BANCORP pursuant to this Agreement; and

               (2) Any action taken or omitted to be taken by BANCORP, or any transaction or any event occurring on or after the Closing Date, relating to the Fixed Assets or the Real Property and any suits or proceedings commenced in connection therewith.

          (e) Defense of Claim. A party seeking indemnification pursuant to this Section 14.2 (an "indemnified party") shall give prompt notice to the party from whom such indemnification is sought (the "indemnifying party") of the assertion of any claim, or the commencement of any action or proceeding, in respect of which indemnity may be sought hereunder. The indemnified party shall assist the indemnifying party in the defense of any such action or proceeding. The indemnifying party shall have the right to, and shall at the request of the indemnified party, assume the defense of any such action or proceeding at its own expense. In any such action or proceeding, the indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at its own expense unless:

               (1) The indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel; or

               (2) The named parties to any such suit, action or proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and, in the reasonable judgment of the indemnified party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them.

          (f)  Settlement. An indemnifying party shall not be liable under this
          Section 14.2 for any settlement effected without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder. The indemnifying party may settle any claim without the consent of the indemnified party, but only if the sole relief awarded is monetary damages that are paid in full by the indemnifying party. An indemnified party shall, subject to its reasonable business needs, use reasonable efforts to minimize the indemnification sought from the indemnifying party hereunder. Notwithstanding the foregoing, no investigation by an indemnified party at or prior to the Closing shall relieve an indemnifying party of any liability hereunder, unless the indemnified party seeks indemnity in respect of a representation or warranty which it actually had reason to believe to be incorrect as a result of its investigation prior to the Closing and the indemnified party intentionally failed to bring such belief to the attention of the indemnifying party prior to the Closing.

     14.3 Consultant's Fees.   Each of the parties represents and warrants to
the other that, except for the engagement of Anchor Financial Group, LLC ("Anchor") by SELLER, it has dealt with no consultant, broker, or finder in connection with any of the transactions contemplated by this Agreement, and that no action has been taken that would give rise to any valid claim for brokerage commission, finder's fee or other like commission. SELLER shall pay a fee of $100,000 to Anchor at the Closing. SELLER and BUYER each undertake to indemnify and hold harmless the other and its affiliates against any loss, liability, damage, cost, claim or expense incurred by reason of any brokerage commission or finder's fee alleged to be payable because of any act, omission or statement of the indemnifying party.

     14.4 Publicity. Prior to the Closing Date, no party shall, directly or indirectly, make or cause to be made any public announcement or disclosure, or issue any notice, with respect to any of the transactions contemplated hereby without the prior consent of the other party, which consent shall not be unreasonably withheld, except as required by law. Prior to any such announcement or disclosure, the parties will limit the distribution of information relative to this transaction to those persons who must be aware of the agreement for the performance of their duties.

     14.5 Incorporation of Exhibits. All Exhibits and Schedules attached hereto and referred to herein are incorporated in this Agreement as though fully set forth herein.

     14.6 Attorneys' Fees. Each party shall bear the cost of its own attorneys' fees incurred in connection with the preparation of this Agreement and consummation of the transactions described herein. Notwithstanding the foregoing, in any action between the parties seeking enforcement of any of the terms and provisions of this Agreement or in connection with any of the property described herein, the prevailing party in such action shall be awarded, in addition to damage, injunctive or other relief, its reasonable costs and expenses, not limited to taxable costs, and reasonable attorneys' fees.

     14.7 Notices. All notices, requests, demands and other communication given or required to be given under this Agreement shall be in writing, duly addressed to the parties as follows:

          To BUYER or BANCORP
                                    FWB Bancorporation, Inc.
                                    FWB Bank
                                    1800 Rockville Pike
                                    Rockville, MD  20852
                                    Attn: Steven K. Colliatie
                                         President and CEO

          With copy to:             James I. Lundy III, Esquire
                                    Kennedy & Baris, L.L.P.
                                    4719 Hampden Lane
                                    Bethesda, MD  20814

          To SELLER:                First Commonwealth Savings Bank FSB
                                    301 South Washington Street
                                    Alexandria, VA   22314
                                    Attn: Robert N. Kemp, Jr., President


          With copy to:             W. Michael Herrick, Esquire
                                    Elias, Matz, Tiernan & Herrick, L.L.P.
                                    734 15th Street, Northwest
                                    12th Floor
                                    Washington, D.C.  20005

          To FCFC:                  First Commonwealth Financial Corp
                                    12105 Greenleaf Avenue
                                    Potomac, Maryland  20854
                                    Attn: John C. York, Jr.


          With copy to:             Richard E. Byer, P.C.
                                    Silver Freedman & Taff, L.L.P.
                                    1100 New York Avenue, Northwest
                                    Washington, D.C.  20005


     Any such notice sent by registered or certified mail, return receipt requested, or by overnight courier, such as Federal Express, shall be deemed to have been duly given and received forty-eight (48) hours after the same is so addressed and mailed with postage prepaid. Notice sent by any other manner shall be effective only upon actual receipt thereof.

     14.8 Arms Length Transactions. This Agreement has been negotiated at arm's length and between persons sophisticated and knowledgeable in the matters dealt with in this Agreement. In addition, each party has been represented by experienced and knowledgeable legal counsel. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted it is not applicable and is waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the purposes of the parties and this Agreement.


     14.9 Assignment. This Agreement may not be assigned by any party without the prior written consent of the other parties, which consent shall not be unreasonably withheld, and any attempted assignment in violation of this Section is void.

     14.10 Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective successors and assigns, and, without limitation, each of the parties shall assure that its respective obligations hereunder are satisfied or adequately provided for in any liquidation of such party or the sale of all or substantially all of its assets.

     14.11 Third Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

     14.12 Governing Law. Except as required by federal law, this Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Virginia without regard to the rules thereof regarding choice of laws.

     14.13 Entire Agreement. This Agreement contains all of the agreements of the parties to it with respect to the matters contained herein and no prior or contemporaneous agreement or understanding, oral or written, pertaining to any such matters shall be effective for any purpose. No provision of this Agreement may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest and expressly stating that it is an amendment of this Agreement.

     14.14 Headings. The headings of this Agreement are for purposes of reference only and shall not limit or define the meaning of the provisions of this Agreement.

     14.15 Severability. If any paragraph, Section, sentence, clause or phrase contained in this Agreement shall become illegal, null or void or against public policy, for any reason, or shall be held by any court of competent jurisdiction to be illegal, null or void or against public policy, the remaining paragraphs, sections, sentences, clauses or phrases contained in this Agreement shall not be affected thereby.

     14.16 Waiver. The waiver of any breach of any provision under this Agreement by any party hereto shall not be deemed to be a waiver of any preceding or subsequent breach under this Agreement.

     14.17 Number(s). Whenever the context of this Agreement so requires, the singular includes the plural, the plural includes the singular, the whole includes any part thereof.

     14.18 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which shall constitute one and the same instrument.

     14.19 Cooperation. BANCORP, BUYER, SELLER and FCFC will cooperate to effect the transactions described in this Agreement and otherwise to accomplish its purposes for such time as may be necessary.

     In WITNESS WHEREOF, the parties hereto have duly authorized and executed this Agreement as of the date first above written.

ATTEST                          FIRST COMMONWEALTH SAVINGS BANK FSB

s\ Greg A. Murray               By: s\  Robert N. Kemp
- ------------------------------      -------------------------------------
Senior Vice President               Title: President and Chief Executive
                                           Officer

WITNESS                         FIRST COMMONWEALTH FINANCIAL CORP

s\  Stuart C. Yarborough        By: s\  John C. York
- ------------------------------      -------------------------------------
                                    Title:  Chairman of the Board

WITNESS                         FWB BANK

s\  Stuart C. Yarborough        By:  s\  Steven Colliatie
- ------------------------------      --------------------------------------
                                    Title:  President and Chief Executive
                                            Officer

WITNESS                         FWB BANCORPORATION

s\  Stuart C. Yarborough        By:  s\  Steven Colliatie
- ------------------------------      -------------------------------------
                                    Title:  President and Chief Executive
                                            Officer